UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 30, 2009
NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72097	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)
(239) 768-0600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of November 30, 2009, George Cardoza, age 47, has been appointed to the position of Chief Financial Officer of NeoGenomics, Inc. (the “Company”). From March 2008 to December 2009, Mr. Cardoza served as the Chief Financial Officer of Protocol Global Solutions, Inc., a privately held international marketing company. Mr. Cardoza also served as the Controller of Protocol Global Solutions from March 2006 to March 2008. From April 1991 to March 2006, Mr. Cardoza was employed by Quest Diagnostics Inc., a diagnostic testing, information and services company, in a number of positions, including the position of Controller—Central Region from 2001 to March 2006.
NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), the Company’s wholly-owned subsidiary, and Mr. Cardoza are parties to an offer letter dated November 3, 2009 (the “Offer Letter”) with respect to Mr. Cardoza’s employment as Chief Financial Officer. The Offer Letter provides that Mr. Cardoza’s start date would be on or before December 1, 2009 and that his salary would be $190,000 per year. Beginning with the fiscal year ending December 31, 2010, Mr. Cardoza is also eligible to receive an incentive bonus payment which will be targeted at 30% of his base salary based on 100% achievement of goals as agreed upon between Mr. Cardoza and the CEO of NeoGenomics Laboratories and approved by the Board of Directors for such fiscal year. Mr. Cardoza is also entitled to participate in all medical and other benefits that NeoGenomics Laboratories has established for its employees. Mr. Cardoza will also be eligible for up to four (4) weeks of paid time off per year.
The Offer Letter also provides that Mr. Cardoza will be granted an option to purchase up to 150,000 shares of the Company’s common stock at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Bulletin Board on the date prior to Mr. Cardoza’s start date. The option has a five year term, subject to continued employment, and 37,500 shares of such option will vest on the first, second, third and fourth year anniversary of employment.
If NeoGenomics Laboratories terminates Mr. Cardoza without “Cause” (as defined in the Offer Letter) then the Company agreed to pay Mr. Cardoza’s base salary and maintain his employee benefits for a six (6) month period from the date of the termination notice.
The Company and Mr. Cardoza entered into a Confidentiality, Non-Solicitation and Non-Compete Agreement in connection with the Offer Letter. NeoGenomics Laboratories and Mr. Cardoza also entered into a Relocation Agreement in connection with the Offer Letter pursuant to which NeoGenomics Laboratories agreed to reimburse Mr. Cardoza for up to $20,000 in the aggregate for certain commuting, temporary housing and permanent relocation expenses. Mr. Cardoza further agreed to return a portion of such reimbursed relocation expenses to NeoGenomics Laboratories in the event he resigns from his employment within the time period specified in such agreement.

Effective as of November 30, 2009, Steven C. Jones, age 46, has been appointed to the position of Executive Vice President, Finance. Mr. Jones previously served in the position of Acting Principal Financial Officer and also serves as the Company’s Director of Investor Relations. Mr. Jones has served as a director of the Company since October 2003. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the co-founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA from the Wharton School of the University of Pennsylvania in 1991. He is also Chairman of the Board of Quantum Health Systems, LLC and T3 Communications, Inc. and serves on the Board of Directors of Disc Motion Technologies, Inc.
During 2008, Mr. Jones earned $176,000 for various consulting work performed in connection with his duties as Acting Principal Financial Officer. During the nine months ended September 30, 2009, Mr. Jones earned approximately $149,000 for various consulting work performed in connection with his duties as Acting Principal Financial Officer.
A copy of the press release announcing the appointments of Mr. Cardoza and Mr. Jones is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.
99.1	Press Release of NeoGenomics, Inc. dated December 3, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.
By:	/s/ Jerome J. Dvonch
Jerome J. Dvonch
Principal Accounting Officer

Date: December 4, 2009

Exhibit Index

Exhibit No.	Description

99.1	Press Release of NeoGenomics, Inc. dated December 3, 2009